EXHIBIT 10.15

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (the “Agreement”) is made and entered into by and between Thomas A. Franza and Comarco, Inc. (“the Company”), who agree and state the following:

RECITALS

Franza was employed by the Company as President and Chief Executive Officer, and he served as a member of the Company’s Board of Directors through March 10, 2008 (the “Separation Date”).

The parties desire to end their working relationship amicably, pursuant to the terms and conditions set forth below.

AGREEMENTS

NOW, THEREFORE, and in consideration of the foregoing Recitals and the agreements of the parties contained herein, the parties do hereby agree as follows:

1. Effective Date. The Effective Date of this Agreement shall be seven days after Franza executes and delivers it to the Company, unless Franza otherwise revokes the Agreement in writing before expiration of that seven-day period.

2. Employment Separation Date. Franza and the Company agree that Franza’s employment ended on the Separation Date.

3. Separation Benefits. The Company agrees to provide Franza the following benefits:

a. Separation Amount. The Company will pay Franza the gross amount equivalent to 22 months of his regular base monthly salary, subject to all appropriate withholdings. The Company will pay this separation amount within seven business days after the Effective Date.

b. Health Plan Benefits. The Company will pay Franza the additional amount of $30,207.54, which is equivalent to the current cost of Franza’s health plan premiums for a 22-month period. The Company will pay this additional amount within seven business days after the Effective Date. Franza will have the opportunity to extend his health plan benefits by timely electing continued coverage through COBRA, pursuant to the Company’s procedures. Franza understands and acknowledges that he is solely responsible for making timely payments of premium amounts for any such coverage.

c. Company Car. The Company will transfer to Franza (at the Company’s cost) title and ownership of the Company-owned car which Franza was using as of the time his employment ended. The Company will transfer ownership of the car as soon as reasonably practicable after the Effective Date.

Franza acknowledges and agrees that he shall not accrue any other employment benefits after the Separation Date, and that the Separation Benefits shall be the sole amounts paid to him. Franza understands and agrees that as of the Separation Date, other than the Separation Benefits, Franza will not have earned and will not be entitled to any further compensation or benefits from the Company, including, without limitation, salary, bonuses, incentive compensation, stock, stock options, accrued vacation payments, severance pay, unvested pension benefits, employer-paid health benefits, fringe benefits, expense reimbursements, or any other employment benefits. Franza specifically acknowledges and agrees that the Company’s payment of the Separation Benefits is in lieu of any benefits otherwise available under any of the Company’s other policies, including, but not limited to, the Company’s severance policy.

This Agreement will not affect Franza’s rights in the Company’s 401k Plans or any deferred compensation plan, change in control benefits, continued insurance coverage under COBRA, claims under worker’s compensation or ownership of the Company’s stock or stock options, if any.

4. Release. Franza, for himself and his heirs, assigns, executors, administrators, agents and successors, past and present (collectively, the “Franza Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges the Company, its subsidiaries, parent companies (including Comarco, Inc.), divisions, affiliated corporations, affiliated partnerships, trustees, directors, officers, shareholders, partners, agents, employees, consultants, insurance carriers, attorneys, assigns, executors and administrators, trustees, predecessors and successors, past and present (collectively with the Company, the “Releasees”), both individually and collectively, to the fullest extent permitted by law, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (collectively, the “Claims”), that Franza or the Franza Affiliates now have, or may ever have, against any of the Releasees for any acts or omissions by the Company or any of the other Releasees occurring on or prior to the Effective Date of this Agreement.

Without limiting the generality of the foregoing, Franza understands and agrees that, except as otherwise prohibited by law, the Release provisions of this Section apply to any Claims that Franza or the Franza Affiliates now have, or may ever have, against the Company or any of the other Releasees occurring prior to the Effective Date that arise out of or are in any manner related to: (1) Franza’s employment by the Company or any of the other Releasees; and (2) the termination of Franza’s employment with the Company or any of the other Releasees.

Without limiting the generality of the foregoing, Franza specifically and expressly releases, to the fullest extent permitted by law, any Claims against the Company and the other Releasees occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination laws, including the California Fair Employment and Housing Act; the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200 et seq.; state and federal wage and hour laws, including the federal Fair Labor Standards Act; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

5. All Disputes. Franza acknowledges that Franza is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

Franza hereby waives and relinquishes all rights and benefits that Franza has against the Company under Section 1542 of the California Civil Code, or the law of any other country, territory, state or jurisdiction, or common law principle, to the same or similar effect.

6. Older Worker’s Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Franza acknowledges and agrees that Franza has executed this Agreement voluntarily, and with full knowledge of its consequences.

In addition, Franza hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Franza; (b) the release provisions of this Agreement apply to rights and claims that Franza may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Franza may have under the ADEA that arise after the date Franza executes this Agreement; (d) the Company does not have a preexisting duty to pay the Separation Amount identified in this Agreement; (e) Franza has been advised in writing to consult with an attorney prior to executing this Agreement; (f) Franza shall have a period of 21 days in which to consider the terms of this Agreement prior to its execution; and (g) Franza shall have a period of seven days after execution of this Agreement in which to revoke this Agreement. Franza further understands that this Agreement shall not become effective until expiration of this seven-day period.

7. Confidentiality. In recognition of the fact that these terms of continued employment and severance benefits normally are not offered by the Company, Franza agrees not to disclose to anyone (other than professional legal or tax advisors) the facts relating to the existence of this Agreement, the discussions leading to the execution of this Agreement, or the terms or substance of this Agreement.

8. Cooperation and Assistance. Franza agrees to provide reasonable assistance to the Company as requested by the Company to affect a smooth and orderly transition and continuation of the business of the Company. Franza will reasonably cooperate with and assist the Company, its agents, owners, employees and attorneys in the preparation and/or defense and/or pursuit of any litigation involving the Company, and, in addition, to any issues related to Franza’s employment with Company, Franza’s performance as an employee of the Company, or any related matters, except as may be prevented by law.

Franza agrees, covenants, and represents that Franza shall not voluntarily aid, assist, cooperate with or encourage any person or company in connection with the pursuit of any claim or dispute against the Company, unless compelled by deposition or other proper legal process. Franza further agrees not to voluntarily involve himself or participate in any action in which the Company or any of the other Releasees is a party without first obtaining the Company’s advance written consent. Franza further agrees, covenants, and represents that Franza shall provide advance written notice to the Company in the event Franza is subpoenaed to testify, or provide documents at deposition or at trial, relating to (1) any actual, possible, or perceived violation by the Company or any other Releasee of any federal, state, local, or administrative law, rule, or regulation; (2) the negotiations relating to and the terms of, this Agreement; and (3) any acts or omissions by the Company or any of the other Releasees occurring prior to the Effective Date of this Agreement. This paragraph is intended to preclude this voluntary aid or involvement of Franza as described above, and nothing in this paragraph is intended to influence the substance of such aid or involvement which is properly compelled by legal process.

9. Trade Secrets. Franza acknowledges that, in the course of Franza’s employment with the Company, Franza had access to confidential information, including information, processes, and/or ideas that are not generally known in the industry; that the Company considers confidential; that give the Company a competitive advantage; and/or that affect or relate to the Company, its business, or its methods of operation. Franza acknowledges that such information is a valuable trade secret and the sole property of the Company.

Franza acknowledges and agrees that the Company’s confidential information and trade secrets include, for example, computer program listing, source code, and object code; product design, contents, formulas, packaging, marketing, or anything related to the unique character of products; the names and addresses of the Company’s customers and prospective customers and all other confidential information relating to those actual or prospective customers, marketing information, price lists, cost information, business forms, and financial records; as well as all other information that has or could have commercial value or other utility in the business in which the Company or its customers are engaged or in which they contemplate engaging and information, regardless of whether the Company previously identified or labeled such information as confidential. By way of further example, the Company’s confidential information and trade secrets includes all information not generally known outside of the Company that relates to the Company or its customers and that Franza obtained or learned about solely as a result of Franza performing services for the Company.

If Franza is not sure whether certain information is confidential information within the scope of this Agreement, then Franza agrees to treat that information as confidential unless informed in writing by the Company to the contrary.

Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out this Agreement, Franza agrees that Franza will not disclose or furnish any such information to any person other than an officer of the Company, and Franza will make no use of any such information for Franza’s personal benefit.

Franza further represents and warrants that prior to or concurrently with the execution of this Agreement, Franza has returned to the Company all such information and property which belongs to the Company. This includes all equipment, documents and information tangible or intangible whether in written, machine-readable, or any information disclosed orally or visually.

Franza agrees and acknowledges that Franza has not, by virtue of Franza’s association with the Company, acquired any rights in any confidential information, good will, or other asset or property of the Company, whether tangible or intangible, and whether or not created by Franza. If any such rights become vested in Franza by operation of law or otherwise, Franza agrees to assign the same to the Company without further consideration immediately upon the Company’s request.

11. No Other Claims. Franza represents and warrants that he has not filed any complaint, charges or claims for benefits against the Company or any of the Releasees with any state or federal court or local, state or federal agency.

12. No Assignment. Franza represents and warrants that Franza has not assigned or transferred any interest in any Claims that Franza may have against the Company or any other Releasee. Accordingly, Franza agrees to indemnify and hold the Company and the other Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of a any person or entity asserting any such assignment or transfer of any right or claim. This Agreement may be pleaded as a defense, cross-complaint, counter-suit, cross-claim, or third party complaint in any action involving the Company or any of the other Releasees. This indemnity provision does not require payment as a condition precedent to recovery by the Releasees hereunder.

13. Arbitration. The Company and Franza agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Franza and any Releasee) relating in any manner to Franza’s employment or the termination of Franza’s employment, including any claims or controversies regarding this Agreement, shall be resolved by final and binding arbitration with the Judicial Arbitration Mediation Services (JAMS) in Orange County, California, except that the parties and Arbitrator will also have all of the rights and duties provided by Section 1283.05 of the California Code of Civil Procedure, which is hereby made a part of this Agreement. The parties intend this arbitration provision to be construed as broadly as possible. Claims subject to arbitration shall include, but are not limited to: contract claims, tort claims, claims relating to compensation as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

The prevailing party in such arbitration shall recover its reasonable costs and expenses (including, but not limited to, arbitration fees and expenses) and reasonable attorneys’ fees.

14. Choice of Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced pursuant to the laws of the State of California, without regard to or application of any of California’s conflict of laws rules.

15. Integrated Agreement. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and replaces all prior agreements and understandings, written or oral, with respect to the subject matter of this Agreement, including, but not limited to, any prior agreements for separation benefits. This Agreement may not be orally modified, and may be modified only in a written instrument signed by the parties.

16. Severability. The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections 4 and 5 of this Agreement. If a court of competent jurisdiction finds the release provisions of Section 4 or 5 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and Franza shall repay any and all Separation Amounts paid by the Company pursuant to this Agreement within a reasonable period of time not to exceed 15 days. If a court of competent jurisdiction finds any provision other than the release provisions of Section 4 or 5, or part thereof, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

17. Captions. The captions and section numbers in this Agreement are inserted for the reader’s convenience, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties.

19. Binding Agreement. Franza represents and warrants that Franza has the authority to enter into this Agreement on Franza’s behalf individually and to bind all persons and entities claiming through Franza. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Franza and the Company.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTE IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

FRANZA FURTHER ACKNOWLEDGES AND UNDERSTANDS THAT HE HAS BEEN GIVEN 21 DAYS IN WHICH TO CONSIDER THE TERMS OF THIS AGREEMENT, AND THAT HE HAS VOLUNTARILY CHOSEN TO EXECUTE THIS AGREEMENT ON THE DATE INDICATED BELOW.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

Dated: March 23, 2008	/s/ Thomas A. Franza
Thomas A. Franza

Dated: March 24, 2008	COMARCO, INC.

/s/ Samuel Inman
Samuel Inman
Interim President, Chief Executive Officer

Dated: March 24, 2008	COMARCO, INC.

/s/ Jeffrey R. Hultman
Jeffrey R. Hultman
Chairman of Compensation Committee

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